Exhibit 99.2
For Immediate Release
Contact:
Michael Watts
Senior director, investor relations and
corporate communications
858-410-8673
Jorgine Ellerbrock Joins Gen-Probe as Senior Vice President, Operations
SAN DIEGO, CA, November 19, 2007 — Gen-Probe Incorporated (NASDAQ: GPRO) announced today that Jorgine Ellerbrock has joined the Company as senior vice president, operations.
“We are pleased to add Jorgine’s extensive experience in operations and supply chain management to our already strong senior management team,” said Carl Hull, Gen-Probe’s executive vice president and chief operating officer.
Ms. Ellerbrock, 46, joins the Company from Invitrogen Corporation, where she had been vice president, operations, since 2004, most recently for the Molecular Biology Business. Prior to joining Invitrogen, she held positions of increasing responsibility with GE Healthcare Bio-Sciences (formerly Amersham Biosciences). She served as vice president, operations from 2002 to 2004, and vice president, genomics product management, in 2002. Before joining Amersham in 1998, Ms. Ellerbrock was employed by Roche Molecular Systems and Gen-Probe. She earned a BS in microbiology and an MBA from San Diego State University.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 24 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning plans and objectives of management are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include, but are not limited to, the risk that we cannot retain key executives. The foregoing sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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